Advanced Series Trust
AST Money Market Portfolio
For the fiscal period ended 6/30/2008
File number 811-03623

Exhibit 77-N

Actions required to be reported pursuant to Rule 2a-7

On March 20, 2008, the Fund mentioned above purchased commercial paper for Consolidated Edison Company of New
York maturing on March 24, 2008. On March 24, 2008, Fitch downgraded Consolidated Edison Company of New York short-term rating from F-1 to F-2.